Exhibit 99.1

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	Padilla Speer Beardsley Inc.
	Timothy C. Delmore	Shawn Brumbaugh
	Chief Financial Officer	612-455-1754
763-354-1800

Arctic Cat Announces Plan to Begin Manufacturing

Snowmobile Engines in Minnesota

Arctic Cat to begin manufacturing snowmobile engines in its St. Cloud facility after 2014 model year

MINNEAPOLIS, June 10, 2010 — Arctic Cat Inc. (NASDAQ: ACAT) today announced that it has entered into an agreement to transition its snowmobile engine manufacturing from Suzuki Motor Corporation. Arctic Cat will begin manufacturing some of its own snowmobile engines in St. Cloud, Minn., after the 2014 model year. Currently, Suzuki supplies all engines for Arctic Cat’s snowmobiles. Suzuki will continue to supply the company with engine parts to service existing engines after the 2014 model year.

Commented Arctic Cat’s chairman and chief executive officer Christopher A. Twomey: “Suzuki has been an outstanding engine supply partner for more than 25 years and remains a significant shareholder in Arctic Cat. However, we are changing our engine strategy in order to gain more control over our products, and enhance our ability to meet regulatory and performance requirements. This also will enable us to better utilize our current engine manufacturing capacity, resulting in potentially better costs.”

Twomey added: “Our St. Cloud engine facility has been a great addition for the company since we began manufacturing our ATV engines there in 2007.”

The 56,000-square- foot plant is located on 15 acres and currently employees 41 people. At this time, the company plans to use existing plant capacity and personnel during the transition. Arctic Cat expects snowmobile engine production to begin in St. Cloud in fiscal 2015.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Report on Form 8-K and other filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; cost and availability of financing for the Company, our dealers and our suppliers; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of snowmobile engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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